  Exhibit 99.1

AzurRx BioPharma Reaches Enrollment Target for Phase II OPTION Clinical Trial

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Enrollment in AzurRx’s Phase II OPTION study has reached target of 30-35 patients

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Screening activities have been completed in AzurRx’s Phase II Option study

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Top-line data expected in Summer 2019

 NEW YORK, May 23, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (AzurRx or the Company), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that it has reached its enrollment target of 30-35 patients in its ongoing Phase II OPTION study of MS1819-SD for exocrine pancreatic insufficiency in patients with cystic fibrosis (CF). The Company has completed screening activities for enrollment of the study, which is taking place across investigative sites in North America and Poland. Top-line results for the OPTION study are expected in Summer 2019.

The Phase II multi-center OPTION study is designed to investigate the safety, tolerability and efficacy of MS1819-SD in a head-to-head comparison against the current porcine pancreatic enzyme replacement therapy (PERT) standard of care for exocrine pancreatic insufficiency in CF patients.

Thijs Spoor, Chief Executive Officer of AzurRx, commented, “AzurRx is very pleased to report that we have reached our enrollment target of 30-35 patients that was established when the OPTION study was initiated in December 2018. We are appreciative of the interest from the scientific community to work with patients in developing this drug, and the interest from the investment community to fund the Company as we have the resources to complete the study on schedule.”

About OPTION

The OPTION study is a Phase II, open-label, multicenter, 2x2 crossover study assessing the safety and efficacy of MS1819-SD versus porcine PERT when given at the same dose that was administered during the pre-study period.  Approximately 30 evaluable CF patients will complete both crossover periods.  The primary efficacy endpoint will be a comparison of the coefficient of fat absorption (CFAs) after each of the two crossover periods.

Additional information about the ongoing OPTION MS1819-SD can be found at https://clinicaltrials.gov/ct2/show/NCT03746483?term=ms1819&rank=2.

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency (EPI):

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase II OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 1, 2019, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646) 699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com